Exhibit 10.1

FIRST AMENDMENT TO LEASE

This AMENDMENT TO LEASE (this “Amendment”), dated as of the 1st day of September, 2009, is entered into by and between WALTON CWTX CORPORATE PLACE 87, LP, a Delaware limited partnership (“Landlord”) and INTRUSION INC., a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord’s predecessor and Tenant entered into that certain Lease Agreement dated January 12, 2004 (the “Lease”), wherein Landlord leased to Tenant those certain premises consisting of approximately 32,834 rentable square feet (the “Existing Premises”) at the property commonly known as 1101 East Arapaho Road, Richardson, Texas; and

WHEREAS, Landlord and Tenant desire to extend the term of the Lease and reduce the size of the Premises to those certain premises shown on the attached Exhibit A and containing approximately 27,777 rentable square feet (the “New Premises”), and otherwise modify certain terms and covenants of the Lease; and,

WHEREAS, the portion of the Existing Premises which Tenant is vacating consists of 5,057 rentable square feet on the first floor and is shown in the attached Exhibit B (the “First Floor Premises”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                       Definitions.  Unless otherwise specifically set forth herein, all capitalized terms herein shall have the same meaning as set forth in the Lease.

2.                                       Contraction.  As of September 1, 2009, (the “Effective Date”) the Premises subject to the Lease shall be amended to be the New Premises and Exhibit A attached to the Lease shall be deleted in its entirety and the attached Exhibit A shall be substituted therefor.

3.                                       Term.  As of the Effective Date, the Termination Date shall be extended to December 31, 2012.

4.                                       Rent Adjustments.  As of the Effective Date, the terms “Base Year (Taxes)” and “Base Year (Expenses)” shall both mean the calendar year 2009 and “Tenant’s Proportionate Share” shall be 30.24%.  In calculating the total Expenses for any Lease Year after the Base Year (Expenses), the Controllable Expenses (defined below) for such Lease Year shall not exceed the Controllable Expenses for the Base Year (Expenses) (such amount, the “Base Year Controllable Expenses”), increased at a rate of seven percent (7%) per annum on a cumulative basis.  As used herein, “Controllable Expenses” shall mean those Expenses which are within the reasonable control of Landlord, and shall not include any non-recurring capital expenditures or costs which are not with the reasonable control of Landlord, including, without limitation, expenses which are established by public utilities, government regulation or multi-employer labor agreements; costs, such as snow removal, varying according to weather conditions; or insurance costs.  Thus, the portion of Expenses constituting Controllable Expenses for the first Lease Year after the Base Year (Expenses) shall be limited to 107% of the Base Year Controllable Expenses; the portion of Expenses constituting Controllable Expenses for the second Lease Year after the Base Year (Expenses) shall be limited to 114.49% of the Base Year Controllable Expenses; the portion of Expenses constituting Controllable Expenses for the third Lease Year after the Base Year (Expenses) shall be limited to 121.50% of the Base Year Controllable Expenses; and so on.

The amounts which Landlord claims are due from Tenant pursuant to Article 4 of the Lease for the Expenses and Taxes accrued for calendar years 2007, 2008 (estimated to be approximately $85,654) and 2009 prior to the Effective Date (estimated to be approximately $57,128) and which have not been paid and are in dispute by Tenant are hereby waived and forgiven; provided, however, that Tenant hereby reserves all rights and remedies available to Tenant to, now or hereafter, dispute such amounts are or were owed by Tenant.  Landlord and Tenant both hereby acknowledge and agree that any dollar amounts included herein are only estimates and actual amounts being forgiven pursuant to this Section 4 may exceed or be less than such amounts.  Landlord hereby represents to Tenant that, as of the Effective Date, Landlord has no knowledge of any amounts which Landlord believes are owing by Tenant under the Lease, other than the Expense and Tax amounts listed above and forgiven under this Amendment.

5.                                       Rent.  As of the Effective Date, the Base Rent for the Premises shall be as follows:

PERIOD	ANNUAL RENT	ANNUAL RENT PSF	MONTHLY INSTALLMENT OF ANNUAL RENT

9/1/2009 – 12/31/2009	$0.00	$0.00	$0.00

1/1/2010 – 6/30/2011	$340,268.25	$12.25	$28,355.69

7/1/2011 – 12/31/2012	$368,045.25	$13.25	$30,670.44

1/1/2013 – 2/28/2013 (option period)	$0.00	$0.00	$0.00

3/1/2013 – 2/29/2016 (option period)	$416,655.00	$15.00	$34,721.25

6.                                       Option to Extend.  Exhibit E of the Lease is hereby deleted in its entirety and the following substituted therefor:

Tenant shall, provided the Lease is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease at the time of notification or commencement, have the option to extend the term of this Lease for one term of thirty-eight (38) months.  If Tenant elects to exercise said option, then Tenant shall provide Landlord with written notice no later than December 31, 2011.  If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the term of the Lease.  Such extension shall be on an “as is, where is” basis and Landlord shall have no obligation to provide any improvements or construction allowance to Tenant.  This option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to renew this Lease shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option to renew.

7.                                       Condition of New Premises.  Landlord shall deliver the New Premises in “as-is, where-is” condition, with no alterations, additions, repairs or improvements to be made by Landlord.

8.                                       Vacation of First Floor Premises.  On or before October 15, 2009 (the “Delivery Date”), Tenant shall deliver full possession of the First Floor Premises to Landlord, in the condition required as though the Lease were then terminating as to the Existing Premises, with all personal property (including, but not limited to, furniture) removed therefrom.  Tenant’s failure to so deliver the Existing Premises to Landlord as of the Delivery Date shall be considered a holding over pursuant to Article 14 of the Lease.  Except as otherwise provided in this Amendment, as of the Effective Date, Tenant shall have no further obligation to Landlord with respect to the First Floor Premises other than obligations accrued on or prior to the Effective Date, and those obligations which would survive the expiration or early termination of the Lease.

9.                                       Option to Expand.  Provided Tenant is not then in default under the terms, covenants and conditions of the Lease, Tenant shall have the right to lease the First Floor Premises for occupancy as of the date Landlord delivers the First Floor Premises to Tenant (the “Delivery Date”).  In the event that Tenant desires to exercise its option, it shall deliver notice of such exercise to Landlord on or before August 31, 2010, failing which Landlord may lease the First Floor Premises to any third party on whatever basis Landlord desires, and Tenant shall have no further rights with respect to the First Floor Premises.  If Tenant exercises an expansion option hereunder, effective as of the Delivery Date, the First Floor Premises shall automatically be included within the Premises and subject to all the terms and conditions of the Lease, except as follows:  (i)  Tenant’s Proportionate Share shall be recalculated, using the total square footage of the Premises, as increased by the First Floor Premises; (ii) the First Floor Premises shall be leased on an “as is” basis and Landlord shall have no obligation to improve the First Floor Premises or grant Tenant any improvement allowance thereon; (iii) the Annual Rent for the First Floor Premises shall be the same, on a per rentable square foot basis, as the Annual Rent for the New Premises; and, (iv) if requested by Landlord, Tenant shall, prior to the beginning of the term for the First Floor Premises, execute a written memorandum confirming the inclusion of the First Floor Premises and the Annual Rent for the First Floor Premises.  This option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to lease the First Floor Premises shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise the aforesaid option.

10.                                 HVAC Expenses.  As of the Effective Date, any reference to “HVAC Expenses” in the Lease shall be deleted and Tenant shall have no further obligation to pay such sum; however, Tenant shall continue to be liable for any such sums accrued up to the Effective Date.

1.                                       SNDA.  At Tenant’s request and at Tenant’s sole expense, Landlord shall use commercially reasonable efforts to obtain a reasonable and customary subordination and non-disturbance agreement from its mortgagee, in a form reasonably acceptable to such lender, Landlord and Tenant, but the failure to obtain such subordination and non-disturbance agreement shall not be a breach or failure of condition of the Lease or this Amendment.  Tenant shall reimburse Landlord for any costs and expenses actually charged or passed through to Landlord from its mortgagee in connection therewith.

2.                                       Brokers.   Landlord and Tenant hereby represent to the other that Landlord has been represented by CB Richard Ellis and that Tenant has been represented by NAI Robert Lynn and they had no dealings with any other brokers in connection with this Amendment and that they know of no other brokers who are entitled to a commission or finder’s fee in connection with this Lease. Each party agrees to indemnify and hold harmless the other party from all claims demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorney fees) for any leasing commission, finder’s fee, or equivalent compensation by any other brokers claiming to have represented such party in connection with this Amendment.  Landlord hereby agrees to pay any commissions due to the foregoing brokers.  Landlord agrees that, if Tenant exercises its option to extend as set forth in Paragraph 6 above, Landlord shall pay the foregoing brokers as follows:

(a)                                  An amount equal to the Adjusted Rent (as defined below) for the extended Term multiplied by four and one half percent (4.50%), in the case of the commission due NAI Robert Lynn, and two and one quarter percent (2.25%), in the case of the commission due CB Richard Ellis.

(b)                                 “Adjusted Rent” is the base rent payable for the extended Term, not including in such amount any rents which are not actually intended to be paid by Tenant, such as free rent or abated rent, additional rents, percentage rents, reimbursements, amortized tenant improvements in excess of the applicable building standard, or other amortized concessions given to the tenant.

(c)                                  Such commission shall be paid upon the later to occur of:  (i) commencement of the extended Term; or (ii) thirty (30) days after Landlord’s receipt of the broker’s invoice for such amount.

3.                                       Recapture Upon Default.  Tenant understands and agrees that in entering into this Amendment, Landlord is relying upon receipt of all the Annual and Monthly Installments of Rent to become due over the full Term of this Lease for amortization of the Concession Amount.  Therefore, the parties agree that the Concession Amount, as defined in Section 19.3 of the Lease, includes the concessions for this Amendment, namely:  brokers’ commissions, four months’ abated rent and the Expenses and Taxes amounts forgiven under Paragraph 4 above.

4.                                       Incorporation.  Except as otherwise amended herein, all other terms and conditions of the Lease shall remain in full force and effect and Tenant hereby ratifies and confirms its obligations thereunder.  Tenant acknowledges that as of the date of this Amendment, Tenant (i) is not in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (iii) is not aware of any action or inaction by Landlord that would constitute an event of default by Landlord under the Lease.

5.                                       Limitation of Landlord Liability.  Redress for any claims against Landlord under this Amendment or the Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Property.  The obligations of Landlord under this Amendment and the Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of Landlord’s or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD: WALTON CWTX CORPORATE PLACE 87, LP, a Delaware limited partnership	TENANT: INTRUSION INC., a Delaware corporation

By: WCV Commercial Properties Inc., an Illinois corporation, its authorized agent

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

attached to and made a part of the First Amendment to Lease

dated September 1, 2009 between

 WALTON CWTX CORPORATE PLACE 87, LP as Landlord, and

INTRUSION INC. as Tenant

1101 E. Arapaho Road, Suite 100, Richardson, Texas

NEW PREMISES

EXHIBIT B

attached to and made a part of the First Amendment to Lease

dated September 1, 2009 between

 WALTON CWTX CORPORATE PLACE 87, LP as Landlord, and

INTRUSION INC. as Tenant

1101 E. Arapaho Road, Suite 100, Richardson, Texas

FIRST FLOOR PREMISES